UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

China Ceetop.com, Inc.
(Exact name of registrant as specified in its charter)

Oregon	98-0408707
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification Number)

A2803, Lianhe Guangchang, 5022 Binhe Dadao, Futian District, Shenzhen, China	518026
(Address of registrant’s principal executive offices)	(Zip Code)

Legal Services Agreement
(Full title of the plan)

Weiliang Liu, Chief Executive Officer
China Ceetop.com, Inc
A2803, Lianhe Guangchang, 5022 Binhe Dadao,
Futian District, Shenzhen, China  518026
(Name and address of agent for service)

 (86-755) 3336-6628
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Stock, par value $0.001 per share	88,000	$0.02	$1,760.00	$104.72

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement registers such indeterminate number of additional shares of Common Stock as may be issued in connection with shares splits, share dividends or similar transactions.

(2)
Pursuant to Rule 457 of the Securities Act of 1933, as amended, the proposed maximum offering price per share is estimated solely for the purpose of computing the registration fee and is based on the average of the high and low sale prices of the common stock as reported on the Over-the-Counter Bulletin Board (the “OTCBB”).  Our Common Stock is listed on the Over-the-Counter Bulletin Board, also called the OTCBB, under the trading symbol “CTOP.”  On December 3, 2012, the closing sales price of the common stock, as reported on the OTCBB, was $0.0s

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 3.    Incorporation of Documents by Reference

China Ceetop.com, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents filed with the Commission:

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

(b)	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012

(c)	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, and Our Amended Quarterly Report for the quarter ended June 30, 2012;

(d)	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012; and

(e)
The description of our Common Stock, $0.001 par value per share, contained in our Registration Statement on Form 10 filed on July 8, 2008, including any amendment or report filed for the purpose of updating such description.

In addition, all documents and reports subsequently filed by the Registrant pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.    Description of Securities

Not applicable.

Item 5.    Interests of Named Experts and Counsel

Not applicable.

Item 6.    Indemnification of Directors and Officers

 The Oregon Business Corporation Act permits Oregon corporations to indemnify an individual made party to a proceeding because the person is or was a director or officer of the corporation if the conduct of the person was in good faith, the person reasonably believed  that his conduct was in the  best interests if the corporation, or was at least not opposed to the corporations’ best interests, and, in the case of a criminal proceeding, the person had no reasonable cause to believe that his conduct was unlawful. Directors or officers may not be indemnified if the person is found to have improperly benefited personally or the person is found liable to the corporation.  The indemnification may be in respect of judgments, penalties, fines, settlements and reasonable expenses actually incurred.

We have implemented the above-described provisions in our articles of incorporation.  In addition, our by-laws provide for similar provisions.  We do not have separate agreements of indemnification or advancement of expenses.  We do not have directors and officers insurance.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, indemnification is against public policy and is therefore unenforceable.  In the event that a claim for indemnification against liabilities, other than the payment by us of expenses incurred by a director, officer or controlling person in successful defense of any action, suit or proceedings, is asserted by such director, officer or controlling person in connection with the securities being offered or sold by us, we will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the federal securities law, and will be governed by the final adjudication of such case.

Item 7.    Exemption From Registration Claimed

Not applicable.

Item 8.    Exhibits

The Exhibit Index that follows the signature page to this Registration Statement is incorporated herein by reference.

Item 9.    Undertakings

(a)           The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.            To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

iii.                                    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shenzhen, China on the 3rd day of December, 2012.

CHINA CEETOP.COM, INC.

By:	/s/ Weiliang Liu
Weiliang Liu
CEO, President, Secretary, Director

 POWER OF ATTORNEY

We, the undersigned officers and directors of China Ceetop.com, Inc. hereby severally constitute and appoint Weiliang Liu, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable China Ceetop.com, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Weiliang Liu	President, Chief Executive Officer (principal executive officer),	December 3, 2012
Weiliang Liu	Secretary Chairman of the Board and Director

/s/ Juqun Zhao	Chief Financial Officer, and Treasurer (principal financial officer)	December 3, 2012
Juqun Zhao

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

5.1	Opinion of counsel
23.1	Consent of counsel (included in Exhibit 5.1)
23.2	Consent of Clement C. W. Chan & Co.
24.1	Powers of Attorney (contained on the signature page hereto)
99.1	Legal Services Agreement